UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 19, 2015

Verint Systems Inc.
(Exact name of registrant as specified in its charter)

001-34807
(Commission File Number)

Delaware	11-3200514
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

330 South Service Road, Melville, New York	11747
(Address of principal executive offices)	(Zip code)
(631) 962-9600
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On March 19, 2015, the Board of Directors (the “Board”) of Verint Systems Inc. (the “Company”) approved an amendment (the “Amendment”) to the Company’s Amended and Restated By-laws (the “By-laws”). The Amendment became effective upon its approval by the Board. The Amendment added a new Article X to the By-laws, which provides that, unless the Company consents to an alternative forum, a state or federal court within the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders; (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware; or (iv) any action asserting a claim governed by the internal affairs doctrine.
The Board believes that the exclusive forum provision provided by the Amendment is in the best interests of the Company because it will focus any future litigation covered by the provision in one jurisdiction, avoiding the risk, uncertainty and expense from concurrent multi-jurisdictional litigation. The provision does not preclude any type of legal actions against the Company or its directors, officers or other employees or limit or adversely impact any property right vested in the Company’s stockholders; rather, it directs certain legal actions to a single jurisdiction, with the goal of securing a more efficient and effective resolution of those legal actions.
The By-laws, as amended, are filed as Exhibit 3.1 to this Current Report on Form 8-K and are incorporated by reference herein. The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of the By-laws, as amended.
Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits

Exhibit
Number	Description

3.1	Amended and Restated By-Laws of Verint Systems Inc. (as amended as of March 19, 2015)

* * * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERINT SYSTEMS INC.

Date:	March 25, 2015

		By:	/s/ Peter Fante
			Name:	Peter Fante
			Title:	Chief Legal Officer

EXHIBIT INDEX

Exhibit
Number	Description

3.1	Amended and Restated By-Laws of Verint Systems Inc. (as amended as of March 19, 2015)